NEWS  RELEASE  (96-12)
WESTERN  NATIONAL  CORPORATION          Contact:
5555  SAN  FELIPE,  SUITE  900          Patrick  E. Grady   Cynthia J. Shanley
HOUSTON,  TEXAS    77056          Vice  President          Director
     Investor  Relations  Public  Relations
FAX  (713)  888-7893          (713)  888-7848          (713)  888-7847


FOR  IMMEDIATE  RELEASE


                   WESTERN NATIONAL TO ISSUE $130 MILLION
                 OF ADDITIONAL EQUITY TO AMERICAN GENERAL


     Houston, September 13, 1996 -- Western National Corporation (NYSE:WNH) announced today that it has entered into an agreement to issue $130 million of additional equity to American General Corporation.
     Under the terms of the agreement, Western National will issue 7,254,464 shares of a newly created class of Series A Participating Convertible Preferred Stock to American General at an issue price of $17.92 per share. The issue price is based on the average closing price of Western National's common stock on the New York Stock Exchange over a 45-trading-day period preceding the agreement. The net proceeds from the offering of approximately $126 million, which reflect a discount in lieu of an underwriting commission of 3%, will be used by Western National to enhance the capital base of its principal operating subsidiary, Western National Life Insurance Company. The transaction is expected to be completed next week.
     This transaction will increase American General's equity interest in Western National to approximately 46.2% from 40% and increase the total number of Western National common and common-equivalent shares outstanding from 62.4 million to approximately 69.7 million.

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                                                     Western National - Page 2

     The newly created preferred stock is intended to be substantially equivalent on an economic basis to Western National's common stock. It will share pro rata on a share-for-share basis with Western National's existing common stock in dividends and in liquidation, subject to a $.001 per share liquidation preference. The new preferred stock will have no voting rights, except to the extent required by Delaware law. The new preferred stock will be automatically converted into common stock on a share-for-share basis upon approval of a resolution to that effect by the shareholders of Western National. The agreement requires Western National to submit such a resolution to its shareholders at its 1997 Annual Meeting.
     In commenting on the offering, Michael J. Poulos, chairman and chief executive officer of Western National, said, "We truly appreciate American
General's vote of confidence and support of our growth strategy. This transaction will increase our statutory capital by nearly 30%, and provide a firm financial base for the strong sales we are experiencing in 1996 and anticipate going forward."
                                  * * * * *
      Western National Corporation, headquartered in Houston, is the parent of Western National Life Insurance Company. With statutory assets of $8.8 billion, Western National Life is one of the largest life insurance companies in the United States.  Founded in 1944, Western National Life is a leading provider of retirement annuity products.

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